EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Pure Flow Water Company, Inc., (inactive)

EnviroSystems Supply, Inc., (inactive)

Aqua Care Systems of Chile, Inc., (inactive)

Car Wash Equipment & Supply, Ryko of South Florida, Inc.

Gravity Flow Systems, Inc.

KISS International, Inc.

Midwest Water Technologies, Inc., (inactive)

Di-tech Systems, Inc.

Integrated Process Automation Systems, Inc., (inactive)

Sernatech, Inc., (inactive)

ACS Acquisition Corp., (a/k/a Filtration Systems Division of Aqua Care Systems, Inc.)

DuraMeter Pump Company, Inc.